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                                                                    EXHIBIT 21.1

EXH. 21.1 subsidiaries

National Fuel & Energy, Inc., ("NFE") a Wyoming Corporation, a wholly subsidiary.

OnSite Technology, L.L.C., ("OnSite") an Oklahoma limited liability company, a 50% owned joint venture with Parker Drilling Company.